UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

ARRIS International, plc.

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-37672	98-1241619
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3871 Lakefield Drive

Suwanee, Georgia 30024

(Address and zip code of principal executive offices)

David B. Potts

Chief Financial Officer

(678)473-3000

(Name and telephone number, including area code, of

the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

ARRIS International, plc. - CONFLICT MINERALS REPORT 2015

Section 1 - Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

A copy of The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and a link to the report is publicly available at http://phx.corporate-ir.net/phoenix.zhtml?c=87823&p=irol-sec

Section 2 - Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

ARRIS International, plc. - CONFLICT MINERALS REPORT 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ARRIS International, Plc.

By:

By:	/s/ Patrick Macken	Date: May 26, 2016
Patrick Macken
Senior Vice President, General Council And Secretary

ARRIS International, plc. - CONFLICT MINERALS REPORT 2015

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report for the reporting period January 1, 2015 to December 31, 2015

4